Exhibit 10.12

January 4, 2019

August Moretti

[*****]

Dear August:

We are pleased to make you the following offer of employment. We believe you will play an important and meaningful role in our mission of curing people of genetic diseases.

Position. Your title will be Chief Financial Officer. You will be reporting to the CEO, David Kirn. Your employment commencement date will be January 7, 2018 (the actual date you start employment, the “Start Date”). Your primary work location will be at 5980 Horton Street, Suite 460, Emeryville, California, at the 4D Molecular Therapeutics, Inc. (together with its successors, the “Company”) labs and offices. You agree to devote your full time and best efforts to the performance of your duties to the Company. Notwithstanding the foregoing, you may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate interfere with the performance of your duties under this Agreement, violate the Company’s standards of conduct, or present a conflict of interest. You may serve on the board of directors or advisory boards of private or publicly traded companies (other than the Company’s Board) only with the Board’s prior written consent. This is a full-time exempt position.

Compensation/Benefits. Your will receive an annual salary of $380,000 (USD). You will be paid twice a month less applicable withholdings and deductions in accordance with the Company’s normal payroll practices. You will also be eligible to receive employee benefits (medical, dental and vacation) according to the terms of the applicable Company policy or benefit plan, as in effect or amended from time to time. You should note that, subject to any consequences under this offer letter, the Company may modify job titles, salaries and benefits from time to time as it deems necessary or appropriate and in accordance with applicable laws. In addition, you will be eligible to receive a discretionary annual performance bonus, with a target of up to 35% of your base salary, the amount of which is subject to approval by the Company’s Board of Directors and based on the achievement of certain individual and corporate performance objectives.

Incentive Compensation. In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company’s board of directors following the Start Date that the Company grant you an option to purchase shares of Common Stock in the Company at a price per share equal to the fair market value per share of such Common Stock on the date of grant, as determined by the Company’s board of directors (the “Option”), which is approximately 225,060 of the Fully Diluted Shares (as defined below). Subject to your continued employment with the Company through the applicable vesting date, 25% of the shares underlying the Option will vest on the first anniversary of the Start Date and 1/48th of the total number of shares initially underlying the Option will vest on each monthly anniversary thereafter. Your grant shall be subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan and a Stock Option Agreement entered into with the Company and you, including vesting requirements. No right to any equity is earned or accrued until such time that vesting occurs, nor does the Option confer any right to continue vesting or employment. For purposes hereof, “Fully Diluted Shares” shall be calculated by adding the number of outstanding shares of capital stock plus the number of shares subject to issuance under outstanding options or warrants, in each case, as of the close of the business day preceding the date of determination.

Severance Prior To Change In Control. If you are terminated by the Company without Cause (as defined below) or resign for Good Reason (as defined below) outside of a Change of Control or Stock Sale (as defined below), you will be eligible to receive a lump sum payment equal to nine (9) months of your-then current base salary as well as be eligible to receive reimbursement of the COBRA (as defined below) premiums for you and your covered dependents, for up to nine (9) months, subject to required withholdings and deductions, provided in each case that you have signed a general release of claims in favor of the Company in customary form acceptable to the Company (the “Release”) and the Release has become effective and irrevocable within 60 days following the date of your termination, and subject to your continued compliance with the CIIAA (as defined below). The cash payment shall be made in a single lump sum within 60 days of your termination date, provided the Release is effective at such time. The Company shall notify you of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to your termination pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and you must timely elect to receive such continued COBRA coverage. Any COBRA reimbursements shall be paid to you following your submission of your COBRA payments to the applicable plan provider and following 60 days of the scheduled COBRA due date. If you obtain employment during this nine (9) month period that entitles you and your spouse and eligible dependents to comprehensive medical coverage, you must notify the Company, and no further COBRA reimbursements or payment shall be made by the Company to you pursuant to this paragraph.

Severance in Connection with Change In Control or Stock Sale. In the event you are terminated by the Company without Cause or resign for Good Reason, either within one month before a Change in Control or Stock Sale (each, as defined in the Company’s 2015 Equity Incentive Plan) or within twelve (12) months after a Change in Control or Stock Sale (such period, the “Change in Control Period”), you will be eligible to receive the severance payments and benefits set forth in the paragraph above and the vesting and, if applicable, exercisability of your outstanding equity awards, including, without limitation, the Option, shall accelerate in full effective as of immediately prior to the date of termination, provided in each case that you have signed the Release and the Release has become effective and irrevocable within 60 days following the date of your termination, and subject to your continued compliance with the CIIAA (as defined below).

“Cause”. “Cause” shall mean: (i) your material failure to perform your principal assigned duties or responsibilities as a Service Provider (other than a failure resulting from your Disability (as defined in the Plan); provided, that, the failure of you to achieve certain results, such as the Company’s business plan, in and of itself, would not constitute “Cause”; (ii) your engaging in any act of dishonesty, fraud or material misrepresentation; (iii) your violation of any federal or state law or regulation applicable to the business of the Company or its affiliates which results in or could reasonably be expected to result in harm or creates material risk to the Company, as determined by the Board of Directors; (iv) your breach of any confidentiality agreement or invention assignment agreement, or your material breach of any other material contract between you and the Company (or any affiliate of the Company) or material violation of any of the written policies of the Company (or any affiliate of the Company); or (v) your being convicted of, or entering a plea of nolo contendere to, any felony or committing any act of moral turpitude; or (vi) your commission of any act or involvement in any situation, or occurrence, which brings you into widespread public disrepute, contempt, scandal or ridicule, or which justifiably shocks, insults or offends a significant portion of the community, or you being subject to publicity for any such conduct or involvement in such conduct. The Company shall not terminate you for Cause pursuant to clause “(i)” above) without first providing you with written notice of the acts or omissions constituting the grounds for such termination and if in the reasonable judgment of the Company such failure may be cured within thirty (30) days, expiration of a reasonable cure period not to exceed thirty (30) days following the date of such notice.

“Good Reason”. For purposes of this letter agreement, “Good Reason” means (i) a material diminution in your base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company, (ii) a material diminution in your authority duties or responsibilities, or (iii) a change of more than 50 miles in the geographic location at which you provide services to the Company, provided, however, that in the event of the occurrence of a Good Reason condition listed above you must provide notice to the Company within thirty (30) days of the initial occurrence of such condition and allow the Company thirty (30) days in which to cure such condition. Additionally, in the event the Company fails to cure the condition within the cure period provided, you must terminate employment with the Company within sixty (60) days of the end of the cure period.

No conflicts. By signing below, you agree that there is no lawful reason to prevent you from accepting a position with the Company. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed by the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position with the Company, and you represent that such is the case.

Company Policies. As a Company employee, you will be expected to abide by the Company’s rules and policies, which may change from time to time in accordance with applicable laws.

Confidential Information/Nondisclosure/Nonsolicitation of Employees. As a condition of your employment with the Company, you are required to sign the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed (the “CIIAA”).

At-Will Employment. Your employment is at will, which means that either you or the Company can terminate your employment with the Company at any time with or without notice and with or without cause. Nothing in this letter or the CIIAA shall be construed to alter the at-will nature of your employment relationship with the Company.

Conditions of Employment. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check. You are also required, as a condition of employment, to provide to the Company with the required I-9 documentation evidencing your identity and eligibility for employment in the United States. This documentation must be provided to us within three business days of your first day of employment or your employment may be terminated.

Severability. Should any provision contained in this letter be held as invalid, illegal or unenforceable, such holding shall not affect the validity of the remainder of this letter, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth herein.

Acceptance of Offer. To accept the Company’s offer of employment, please sign and date this letter in the space provided below and return a scanned copy of this letter and the signed CIIAA to [*****]. Please bring or mail the original to: Lisa Stemmerich, 4D Molecular Therapeutics, 5980 Horton Street, Suite 460, Emeryville, CA 94608.

Entire Agreement. This letter, along with the CIIAA and the Option agreement to be entered into between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and the Company’s Chief Executive Officer.

We look forward to your favorable reply and to working with you at 4D Molecular Therapeutics.

Sincerely,

/s/ David Kirn
David Kirn, CEO

Agreed to and accepted:

Signature:	/s/ August Moretti
Printed Name:	August Moretti
Date:	1/8/2019

Enclosures: Confidential Information and Invention Assignment Agreement

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